EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc. Commission
File No.: 033-18888

FOR IMMEDIATE RELEASE:	Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces

Third Quarter Earnings and Fourth Quarter Dividend

Shippensburg, PA (October 23, 2008) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) is pleased to announce the net operating results for the third quarter and the nine months ended September 30, 2008.

Net income for the third quarter 2008 declined 7.7% to $3,163,000 from 3,427,000 during the same period last year. Primary earnings per share were $.49 for third quarter 2008 compared to $.53 per share for third quarter 2007. The third quarter return on assets of 1.31% was still favorable compared to peers. Net interest income for the third quarter of 2008 was $8,408,000, an increase of 9.4% over the $7,685,000 realized during the same quarter in 2007. Noninterest income also showed an increase of 6.3% while noninterest expenses rose 17.6%. Continued growth and the completion of our state-of-the-art operations center were primary contributors to cost increases. However, our new operations center can support significant future growth of the bank with little additional cost. We currently occupy 40,000 square feet in this facility and have the capacity to expand further as necessary.

Net income for the nine months ended September 30, 2008 was $10,016,000, a 5.3% increase over the $9,510,000 earned during the first nine months of 2007. Primary earnings per share grew 5.4% from $1.48 during the first nine months of 2007 to $1.56 in 2008. The nine month return on assets was a healthy 1.44%. Year-to-date net interest income for 2008 increased to $24,489,000 from $22,205,000, a 10.3% increase over the first nine months of 2007. For the first nine months of 2008, the net interest margin compressed 11 basis points to 3.92%, while the net interest spread increased slightly to 3.57%, versus 3.52% a year ago. The increase in net interest income and spread was achieved despite a 3.25% drop in the prime lending rate over the last 12 months. Balance sheet growth of 15.6% over last year has resulted in total assets reaching $1,008,291,000 as of September 30, 2008.

Commenting on the second quarter results, Kenneth R. Shoemaker, President and Chief Executive Officer, stated, “While net income for the third quarter of 2008 was less than the same quarter last year, we are encouraged with the Company’s overall performance on a year-to-date basis. We are pleased to note that total consolidated assets as of September 30, 2008 surpassed one billion dollars for the first time, a significant milestone for Orrstown. During these challenging financial and economic times nationally, customers and shareholders can be assured that Orrstown Bank continues to be a strong, safe, and secure company. Our capital to assets ratio of 10.03% ranks Orrstown in the upper quartile of our industry. We have a very solid loan portfolio that does not include any sub-prime mortgages and our loan policy is based on sound lending principles.” Mr. Shoemaker further stated, “We are very proud of our accomplishments during the first nine months, including being named as one of Central Pennsylvania’s fastest growing company’s for the seventh consecutive year. Orrstown is also a finalist for the Central Pennsylvania Business Journal’s Business of the Year for 2008 in the category businesses with 101 or more employees. Orrstown is a great organization and we are excited about the opportunities that lie ahead.”

The Board of Directors approved the fourth quarter cash dividend of $.22 per share payable to shareholders of record on November 7, 2008. This represents an increase of 4.8% over the dividend of $.21 declared during the fourth quarter of 2007. The dividend will be paid on November 21, 2008. Through four quarters, Orrstown’s cash dividend has increased 6.1% from $.82 per share to $.87 per share.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	September 30, 2008	September 30, 2007	% Change
Net Income	$3,163,000	$3,427,000	-7.7%
Primary Earnings Per Share	$.49	$.53	-7.5%
Diluted Earnings Per Share	$.46	$.51	-9.8%
Dividends Per Share	$.22	$.21	+4.8%
Return on Assets	1.31%	1.61%
Return on Equity	12.57%	14.70%
Return on Tangible Assets	1.36%	1.67%
Return on Tangible Equity	16.17%	19.36%

For Nine Months Ended:	September 30, 2008	September 30, 2007	% Change
Net Income	$10,016,000	$9,510,000	+5.3%
Primary Earnings Per Share	$1.56	$1.48	+5.4%
Diluted Earnings Per Share	$1.48	$1.41	+5.0%
Dividends Per Share	$.65	$.61	+6.6%
Return on Assets	1.44%	1.54%
Return on Equity	13.59%	13.95%
Return on Tangible Assets	1.49%	1.60%
Return on Tangible Equity	17.55%	18.49%

Balance Sheet Highlights:	September 30, 2008	September 30, 2007	% Change
Assets	$1,008,291,000	$872,113,000	+15.6%
Loans, Gross	$784,074,000	$684,430,000	+14.6%
Deposits	$708,802,000	$658,871,000	+7.6%
Equity	$101,176,000	$94,266,000	+7.3%
Tangible Equity	$79,927,000	$72,836,000	+9.7%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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